EXHIBIT 6.2
[LOGO]
                               RESIDENTIAL LEASE

This agreement, made this 5th day of April 1999, between Michael F. Nicoladis, hereinafter referred to as the Landlord, and James A. Mallamo, hereinafter referred to as the Tenant, concerning the lease of the following described
Premises: 956 Golfview Road, Unit 502, Palm Beach Gardens, FL 33408 is agreed to by and shall bind the Tenant, its heirs, estate, or legally appointed representatives: Tenant as herein used shall include all persons to whom this property is leased. Landlord as herein used shall include the record owner(s) of the Premises, its heirs, agents if any, assigns or representatives.

OCCUPANTS: Only the following individuals shall occupy the Premises unless written consent of the Landlord is obtained: James A. Mallamo. Guest remaining for a period of more than 10 days must have prior written consent from Landlord and no more than two guests are permitted at one time.
 ................................................................................
FUNDS DUE BEFORE MOVE-IN
SECURITY DEPOSIT: $1000.00
PRORATED RENT: N/A
FIRST MONTH'S RENT: $1450.00
ADVANCE RENT: $1450.00 as advance rent for the last month of the lease or any renewals.
NON REFUNDABLE PET FEE: N/A
PET DEPOSIT: N/A
 ................................................................................
TAXES: Landlord shall pay the following taxes: REAL ESTATE TAXES. Tenant shall pay the following taxes:
PERSONAL PROPERTY TAX. Sales/tourist taxes if applicable are n/a.
CONDO/HOMEOWNER ASSOCIATION FEES: Tenant shall pay the non refundable condo application fee of $50.00. Landlord shall pay the common area fee of to be determined. Landlord shall pay the condo/homeowners association fee of to be determined.
 ................................................................................
1. TERM OF LEASE: April 15, 1999 to April 14, 2000 at 12 NOON. If there is a delay in delivery of possession by Landlord, rent shall be abated on a daily basis until possession is granted, if possession is not granted within seven (7) days after the beginning day of initial term, Tenant may void this agreement and have full refund of any deposit(s). Landlord shall not be liable for damages for delay in possession.

2. RENT: Tenant agrees to pay the monthly rent amount of $1450.00 plus any applicable sales tax if any as rent on the 15th day of each month in advance without demand to: MICHAEL F. NICOLADIS, 17 WAVERLY PLACE METAIRIE, LA 70003. Phone number to be determined. Rent must be received by Landlord or its designated agent on or before the due date to be considered paid. A late fee of 10% of the rental amount shall be due as additional rent if Tenant fails to make rent payments on or before the close of business on the 20th day of the month PLUS $8.00 LATE CHARGE PER DAY THEREAFTER. If payment is tendered after the close of business on the 20TH day of the month, no personal checks will be accepted and payment must be in the form of money order or cashiers check. Landlord has the right to refuse any payments which do not include late charges or any other charges owed. If Tenant's check is dishonored, all future payments must be made by money order or cashier's check; dishonored checks will be subject to the greater of 5% of the check amount or a $30.00 charge as additional rent. Third party checks and/or cash is not permitted. Time is of the essence. The imposition of late fees and/or dishonored check charges is not a substitution or waiver of available Florida law remedies. If rent is not received by the 15th day of each month, Landlord may serve a Three Day Notice on the next day or any day thereafter as allowed by law. All signatories to this lease are jointly and severally responsible for the faithful performance of this lease. All payments made shall first be applied by Landlord to any outstanding balances of any kind including late charges and/or any other charges due under this lease and demand will be made for unpaid rent balances. All notices by Tenant to Landlord shall be sent to Landlord's address above by certified mail. Mailing the rent does not constitute payment. It must be received at the above address to be considered paid.

3. SECURITY DEPOSIT: The security deposit (and advance rent, if applicable) will be held in the following manner: Deposited in a separate account with Sun Trust Bank, Miami, FL. Tenant agrees to all terms of the attached SECURITY DEPOSIT/ADVANCE RENT AGREEMENT.

4. VACATING: At the expiration of this agreement or any extension, TENANT shall peaceably surrender the premises leaving the premises in good, clean condition, ordinary wear and tear excepted. In the event garage door opener(s) are supplied, TENANT agrees that there will be a mandatory minimum charge of $100.00 if the opener(s) are not returned upon moveout. The collection of these charges in no way restricts Landlord from making claim against any deposits for damages in excess of these amounts. Refund of any portion of these non-refundable charges is at the discretion of the Landlord.

5. RENEWAL: Lease renewals may be negotiated prior to lease termination date. Either party may terminate this agreement at the end of the term by giving the other party thirty (30) days written notice prior to the end of the term, but if no written notice is given by either party, then the agreement will be extended on a month-to-month basis with all terms remaining the same until terminated by either party upon thirty (30) days written notice. Failure of the Tenant to give written notice of intent to terminate by the first day of the last monthly rent period or any month to month rental periods will obligate the tenant to a full month rent for the following full monthly period in addition to security deposit forfeiture.

6. EARLY TERMINATION: In the event that Tenant wishes to terminate this agreement early, Tenant must be in compliance with all the

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other terms and conditions of the agreement; Tenants rent and any other charges must be current and Tenant agrees to the following: (a) Tenant to give Landlord thirty (30) days written notice, plus Tenant agrees that any termination shall occur as of the last day of a calendar month; (b) Tenant agrees to pay Landlord an additional one months rent, as a penalty fee; (c) Tenant agrees that the entire security deposit shall be forfeited as a penalty upon such early termination; (d) Tenant agrees to return house in clean, ready-to-rent condition; (e) Tenant must have resided on the Premises at least six months and one day.

7. SUB-LET/ASSIGNMENT/HOLDOVER: Tenant may not sub-let or assign this lease without the express written consent of Landlord. Tenant shall deliver possession of Premises in good order and repair to Landlord upon termination or expiration of this agreement. Double rent may be charged for any hold over period past termination date and eviction may be instituted.

8. CONDEMNATION and ACTS OF GOD: If for any reason the Premises are condemned by any governmental authority, or destroyed or damaged through fire, act of God, nature or accident, this lease shall at the option of Landlord cease and shall terminate as of the date of such condemnation, destruction or damage and Tenant hereby waives all claims against Landlord for any damages suffered by same.

9. RIGHT OF ACCESS: Landlord and it's agent if any shall have right of access to enter the Premises during reasonable hours upon giving notice to Tenant by phone or posting on the Premises to inspect the Premises; make necessary or agreed repairs, decorations, alteration, or improvements, supply agreed upon service: or exhibit the Premises to prospective or actual ____________, mortgagee, perspective tenants, workmen, or contractors. In case of emergency, Landlord and its agent if any of their discretion may enter at any time, without notice to Tenant, to protect life and prevent damage to Premises. Landlord may enter the Premises to place a "FOR RENT" or "FOR SALE" sign or show Premises at any time. Landlord or its agent if any will attempt to notify Tenant, but have no obligation to do so.

10. VEHICLES: Vehicle(s) must be currently licensed, owned by Tenant, registered, operational and properly parked. Tenant agrees to abide by all parking rules established now or in the future by Landlord or condo/homeowner association's rules, if applicable. No trailers, campers, vehicles on blocks, motorcycles, boats or commercial vehicles are allowed on or about the Premises without Landlord's prior written approval. Tenant is not to repair or disassemble vehicle on the Premises. Vehicles not meeting the above requirements and in additional notes of Landlord are unauthorized vehicle subject to being towed at Tenant expense. Parking on the grass is prohibited. Tenant agrees to indemnify Landlord for any expenses incurred due in the towing if any vehicle belonging to the guest or invitee of Tenant. Tenant agrees that only the following vehicles will be parked on the Premises: One Vehicle.

11. USE: The Premises shall be used for residential purposes only, not for business including but not limited to any type of day care or baby sitting services. The Premises shall be used so as to comply with all state, county, and municipal laws and ordinances, and all rules and regulations of any homeowners/condominium association. Tenant shall nor use or permit Premises to be used for any disorderly or unlawful purpose.

12. PROPERTY LOSS: Landlord shall not be liable for damage to Tenant's property arising from any reason or cause whatsoever including but not limited to criminal acts, fire, storm, flood, rain or wind damage, acts of negligence of any person whomsoever, or from the bursting or leaking of water pipes. Tenant is strongly urged to obtain tenant insurance to protect household goods and personal effects as well as liability insurance and must carry insurance for any floatation bed used on the Premises. Proof of such insurance to be supplied to agent or owner when requested.

13. PETS: Tenant shall not keep any animal or pet in or around the rental Premises or allow any pet to enter the Premises without Landlord's prior written approval and a PET ADDENDUM signed by all parties. A minimum amount of $300 will be kept from the security deposit if the Tenant has pets on the Premises without the Landlord's written permission and Tenant will be in breach of this agreement.

14. INDEMNIFICATION: Tenant releases Landlord and its agent if any from liability for and agrees to indemnify Landlord against all losses incurred by Tenant as a result of (a) Tenant's failure to fulfill any condition of this agreement; (b) any damage or injury happening in or about the Premises to Tenant's invitees or licensees or such person's property; (c) Tenant's failure to comply with any requirements imposed by any governmental authority; and (d) any judgment, lien or other encumbrance filed against Premises as a result of Tenant's or Landlord's action or inaction including but not limited to a default in mortgage payments by Landlord. In the event of a dispute concerning this tenancy or anything arising out of or created by this agreement, Tenant agrees that if the Premises are being managed by an agent for the record owner Tenant agrees to hold agent, its heirs, successors, employees and assigns harmless and shall look safety to the record owner of the Premises in the event of a legal dispute. Tenant waives a jury trial in the event of litigation over a dispute arising from this agreement.

15. FAILURE TO ACT/REMEDIES CUMULATIVE: Failure of Landlord to insist upon strict compliance with the terms of this agreement shall not constitute a waiver of any violation. All remedies under this Agreement or by law or equity shall be cumulative. If a suit for any breach of this agreement establishes a breach by Tenant. Tenant shall pay to Landlord all expenses incurred in connection therewith, including but not limited to attorney's fees and costs.

16. NOTICE: Any notice required by this agreement shall be in writing and delivered in accordance with requirements under Chapter 83 of the Florida Statutes unless special provisions are otherwise stipulated in another paragraph of this agreement.

17. APPLIANCES INCLUDED: Landlord shall furnish the following items as part of the rented Premises namely: DISHWASHER, DRYER, REFRIGERATOR, MICROWAVE, RANGE, OVEN, WASHER, GARBAGE DISPOSAL.

18. REPAIRS: Tenant acknowledges that Tenant has inspected the Premises and accepted the condition AS IS with no warranties or promises express or implied. Tenant shall maintain the Premises in good, clean and tanable condition throughout the tenancy, keep all plumbing fixtures in good repair, use _______, plumbing, heating, cooking, appliances and other equipment in a reasonable manner.

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removing all garbage in a clean sanitary manner. Landlord will make necessary repairs to Premises with reasonable promptness after receipt of written notice from Tenant to Landlord or its agent for major deficiencies which create unsafe or untenable conditions. Unless otherwise stated below Major repairs shall include plumbing leaks, heating/cooking systems failure, provided and built in appliance failure or major structural defects. Tenant shall make or cause to be made at Tenant's expense all other minor repairs such as locks and keys, screen damage, broken windows, smoke alarm batteries, loose screws, bulb/fuse replacement and any garbage disposal (if provided) condition caused from misuse of the disposal. Landlord shall maintain the following unless due to Tenant neglect, misuse, action or inaction: BUILDING EXTERIOR, A/C, HEAT, WATER HEATER, REFRIGERATOR, SMOKE ALARM, DISHWASHER, MICROWAVE, RANGE, OVEN, GARBAGE DISPOSAL, WASHER, DRYER, PEST CONTROL. Tenant shall be fully responsible for, and agree to maintain and repair at Tenant's expense, the following: BUILDING INTERIOR, A/C FILTERS, SMOKE ALARM(S) BATTERIES. If any damage beyond normal wear and tear, is caused by Tenant or guests, Tenant to pay vendor at time of repair or pay Landlord the cost of repair with the next rental payment as additional rent. Tenant must use vendors approved by Landlord or its agent. Tenant may not remodel or structurally change the Premises nor remove or add any fixture without written permission from Landlord or its agents. All service requests must be made through the property manager if any. Any services ordered directly by the Tenant without written authorization of Landlord will be at the Tenants expenses.

19. LANDSCAPING/GROUNDS/POOL MAINTENANCE: The LANDLORD shall maintain surrounding grounds, including lawns and shrubbery and keep the same clear of rubbish or weeds and edge. If such grounds are a part of the Premises and are exclusively for the use of the Tenant. The Tenant agrees to water the grounds and/or make sure sprinkler systems are operating properly if applicable and notify Landlord of any problems. With regard to maintenance of the pool if one exists, the parties agree as follows: N/A shall maintain the pool by providing regular and periodic chemical treatment as may be necessary to maintain the pool in a clean and sanitary manner and to provide regular cleaning of the pool and filter. N/A shall provide and pay for a professional pool service for the maintenance of the pool during the term of this lease. Pool chemicals to be purchased by N/A. N/A shall be responsible for the repairing/replacement of any pool pump, filter, and heater equipment if applicable. In the event the Tenant fails to properly maintain the grounds, and/or landscape and/or pool if applicable and required by this lease agreement, the Landlord shall provide written notice to the Tenant specifying the manner in which the Tenant has failed to comply with the provisions of this paragraph and the action required for compliance. If the Tenant fails to take remedial, appropriate action to insure the noncompliance within seven (7) days of written notice, the Landlord may, at his election, obtain a yard service, and or pool service if applicable and all expenses associated therewith shall be deemed additional rent and shall be payable with the next installment rent payment.

20. APPLICATION: If Tenant has filled out a rental application, any misrepresentation made by the Tenant in same will be a breach of this agreement and Landlord may terminate the tenancy at Landlord's option.

21. RULES AND REGULATIONS:
(a) Locks: Tenant is prohibited from adding locks to, changing or in any way altering locks installed on the doors of the Premises without written permission of Landlord or its agent. Tenant will pay for rekeying of locks at end of tenancy unless covered by the property preparation fee.
(b) Storage: No goods or materials of any kind which are combustible or would increase fire risk shall be taken or placed on the Premises. Storage shall be Tenant's risk and Landlord or its agent shall not be responsible for any loss or damage.
(c) Walls: No nails, screws or adhesive hangers except standard picture hooks, shade brackets and curtain rod brackets may be placed in walls, woodwork or any part of Premises.
(d) The Tenant is required to change Air conditioner filter(s) every two months and if damage to system results from not changing filters, Tenant will be liable for any damage to the system.

22. UTILITIES: LANDLORD PROVIDES AND PAYS FOR: SEWER/WATER, REFUSE COLLECTION, BASIC CABLE. TENANT PROVIDES AND PAYS FOR: LOCAL PHONE, ELECTRICITY. The Tenant agrees to pay all charges and deposits for all other utilities and Tenant agrees to have all accounts for utilities immediately placed in Tenant name with accounts kept current throughout occupancy. If the utilities which Tenant is resposible for are still in Landlord's name at the time Tenant takes occupancy, Tenant agrees that Landlord shall order such utilities to be terminated.

23. PEST CONTROL: Landlord is responsible for routine pest control for insects, rodents and other pests after the initial 30 days of the lease. Landlord is responsible for termites and wood destroying organisms. If Landlord must ask Tenant to vacate the Premises for extermination purposes, Landlord will rebate rent for the days Tenant is unable to occupy the Premises. If pets are permitted, Tenant agrees to have Premises treated for ticks and fleas by a professional exterminator at Tenant's expense upon termination of this agreement.

24. DEFAULT: (1) Failure of TENANT to pay rent or any additional rent when due, or (2) TENANT'S violation of any other term, condition or covenant of this lease (and if applicable, attached rules and regulations), condominium by-laws or neighborhood deed restrictions or (3) failure of TENANT to comply with any Federal, State and/or County laws, rules and ordinances, or (4) TENANT'S failure to move into the premises or tenants abandonment of the premises, shall constitute a default by TENANT. Upon default, in addition to complete forfeiture of the security deposit, rent due for the remaining term of this lease is accelerated. TENANT shall owe this rent and LANDLORD may begin eviction procedures, after proper notice is given under Florida law. If the TENANT abandons or surrenders possession of the premises during the lease term or any renewals, or is evicted by the LANDLORD, LANDLORD may revoke possession of the premises and make a good faith effort to re-rent it for the TENANT account. Retaking of possession shall not constitute a rescission of this lease nor a surrender of the leasehold as late.

25. MANAGEMENT: Teant agrees that MICHAEL F. NICOLADIS is currently managing the property, in the event the record OWNER manages the property now or at any future date. Tenant agrees that Coldwell Banker Residential Real Estate, Inc. its agents, successors and assigns will not be responsible for any management or maintenance of the property and Tenant shall look solely to the OWNER, deal directly with the OWNER and hold Coldwell Banker Residential Real Estate, Inc. its agents, successors and assigns harmless in the event

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of any maintenance requests, problems, litigation or disputes arising out of the tenancy or any deposits.

26. AGENCY: The parties acknowledge that Coldwell Banker Residential Real Estate, Inc. currently represents the record owner only and Brokers services are paid for by the record owner. If Tenant and the record owner should enter into a contract for sale of the leases property, Broker will act as a Transaction Broker to facilitate the sale. TENANT understands and agrees that should TENANT purchase the property hereby leased during the term hereof or any renewal term or within 365 days from the expiration of either, LANDLORD will pay a sales commission to Coldwell Banker Residential Real Estate, Inc. in an amount equal to six percent (6%) of the gross sales price.

27. RADON GAS: Radon Gas is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit. "Broker makes no representations about the existence of radon gas on the subject Premises."

28. HAZARDOUS MATERIALS: It is unknown if there are hazardous materials present that affect the Premises. Hazardous substances in the home can include cleaning chemicals, paint, lawn and garden chemicals and a variety of indoor air pollutants that can accumulate in improperly ventilated buildings. Hazardous substances outside the home include these found in contaminated land water, landfills and other disposal sites, and industrial air and water emissions. Common hazardous substances are asbestos, ground water contamination, lead base paint, urea formaldehyde foam insulation (UFO) and radon gas. Generally, additional information pertaining to those substances is available from the U.S. Environment Protection Agency or the Florida Department of Health and Rehabilitation Services. Any property built prior to 1978 may contain a lead paint hazard.

29. INSURANCE: Insurance will be paid as follows: Landlord shall pay:
FIRE/EXTENDED COVERAGE/FLOOD, BUILDINGS, FURNISHINGS, PUBLIC LIABILITY, Tenant shall pay PERSONAL PROPERTY.

30. ABANDONED PROPERTY: BY SIGNING THIS RENTAL AGREEMENT, THE TENANT AGREES THAT UPON SURRENDER OR ABANDONMENT, AS DEFINED BY THE FLORIDA STATUTES, THE LANDLORD SHALL NOT BE LIABLE OR RESPONSIBLE FOR STORAGE OR DISPOSITION OF THE TENANT'S PERSONAL PROPERTY.

31. RENEWAL OPTION: Tenant shall have the option to renew the lease, if not in default, contingent upon the prompt payment of rent and an inspection of the premises with condition acceptable to owner at a monthly rental rate of 6% increase for an additional term of ______ with the terms and conditions of this lease. Tenant must exercise this option in writing no less than 60 days prior to lease expiration.

32. SPECIAL STIPULATIONS: FURNISHED UNIT, INVENTORY IS ATTACHED, SMOKING IS NOT PERMITTED AT ANY TIME IN THE RENTAL UNIT OR THE LANA/BALCONY AREAS IF APPLICABLE. TENANT ACKNOWLEDGES THAT STORAGE UNIT ON THE GROUND FLOOR DESIGNATED FOR UNIT 502 IS FOR THE OWNERS USE ONLY.

33. ENTIRE AGREEMENT: This agreement and any attached addenda constitute the entire agreement between the parties and no oral statements shall be binding. All Tenants acknowledge that they are each jointly and severally responsible for performance of all covenants, terms and conditions of this lease. Landlord and Tenant certify that they have read and agree to the covenants, terms and conditions of this lease.

                                Attachment No. 1
                                ----------------

         1. Unit is furnished as landlord left it on March 14, 1999 as per photographs available and taken on that date.



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                                 SIGNATURE PAGE

ACCEPTANCE BY FACSIMILE SHALL CONSTITUTE VALID BINDING ACCEPTANCE OF THIS LEASE AGREEMENT.


 /s/ James A. Mallamo
-------------------------TENANT
James A. Mallamo
                                          /s/ Michael F. Nicoladis  OWNER
                                          -------------------------
                                            Michael F. Nicoladis
                                       -------------------------

OCCUPANCY PRIOR TO FULL LEASE EXECUTION: In the event Tenant takes occupancy prior to this agreement being signed by all persons on this signature page, Tenant agrees that the tenancy created is MONTH TO MONTH ONLY until or unless all parties execute this agreement.

Tenant acknowledges and agrees to the SECURITY DEPOSIT/ADVANCE RENT AGREEMENT attached.

Tenant acknowledges (initial)   /s/ JAM   that Tenant has received the pamphlet
Protect Your Family from Lead in Your Home if the property was built before 1979 and has been given any Landlord disclosure regarding known lead based paint hazards.
This lease has been drafted and completed by H. Anthony Heist or David Robert Weisse of the Law Offices of Heist & Weisse, P.A. 1 800 263 8428.

AGENT NAME: Ann Tuttle



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                    SECURITY DEPOSIT/ADVANCE RENT AGREEMENT

Tenant has been notified that their security deposit, pet deposit, and/or advance rent is being held for their account in a Florida Banking Institution and have been notified in writing as the location of the Bank and type of account.

The funds are not to be used as rent by the Tenant, but may be applied by Landlord to any amount due under the terms of the lease or Florida law after the Tenant vacates the Premises and only after proper notice to the Tenant as required by law.

The agent currently representing the record owner is, COLDWELL, BANKER RESIDENTIAL REAL ESTATE INC., and its employees, agents, assigns, successors, and heirs have no interest in the security funds and if it is necessary to make a claim on such funds, said claim is being made by Agent as agent for the record owner.

In the event that a dispute arises over a claim or claims to the funds held, and the dispute cannot be resolved between the parties, Tenant shall hold Agent, its employees, agents, successors and heirs harmless and in the event of any litigation will look solely to the record owner. In the event the record owner or Agent shall terminate their property management agreement, or the property management account is transferred to another company or to the record owner, the funds held may be transferred to that company or owner managing the property and Tenant shall again be notified as to the Florida Banking Institution, location and type of account.

ES 83.49 (3)(a) Upon the vacating of the Premises for termination of the lease, the Landlord shall have 15 days to return the security deposit together with interest if otherwise required, or in which to give the Tenant written notice by certified mail to the Tenant last known mailing address of his intention to impose a claim on the deposit, and the reason for imposing the claim. The notice shall contain a statement in substantially the following form: This is a notice of my intention to impose a claim for damages in the amount of _____. upon your security deposit, due to ______. It is sent to you as required by s.83.49(3). Florida Statutes. You are hereby notified that you must object in writing to this deduction from your security deposit within 15 days from the time you receive this notice or I will be authorized to deduct my claim from your security deposit. Your objection must be sent to (Landlord's address). If the Landlord fails to give the required notice within the 15-day period, he forfeits his right to impose a claim upon the security deposit.
   (b) Unless the Tenant objects to the imposition of the Landlord's claim or the amount thereof within 15 days after receipt of the Landlord's notice of intention to impose a claim, the Landlord may then deduct the amount of his claim and shall remit the balance of the deposit to the Tenant within 30 days after the date of the notice of intention to impose a claim for damages.
   (c) If either party includes an action in a court of competent jurisdiction to adjudicate his right in the security deposit, the prevailing party is entitled to receive his court costs plus a reasonable fee for his attorney. The court shall advance the cause on the calendar.
   (d) Compliance with this subsection by an individual or business entity authorized to conduct business in this state, including Florida-licensed real estate brokers and salespersons, shall constitute compliance with all other relevant Florida Statutes pertaining to security deposits held pursuant to a rental agreement or other Landlord-Tenant relationship. Enforcement personnel shall look solely to this subsection to determine compliance. This subsection prevails over any conflicting provisions in chapter 475 and in other sections of the Florida Statutes.
The return of any deposits is conditioned upon the following:
A. Full term of the Rental Agreement has expired and all provisions therein complied with.
B. No damage to Premises, and Premises is in the same condition as date of move-in.
C. Entire Premises, including but not limited to range, refrigerator, bathroom, closets and cabinets are clean, all debris and trash removed and placed in proper containers, the carpet vacuumed, and all surfaced floors cleaned.
D. No unpaid late charges, outstanding pet charges, delinquent rents, or any charges under the terms of the lease and/or attachments are outstanding. NOTE:
Any unpaid amounts even if they have accumulated during the term of the lease may be deducted from any of Tenant(s) funds held.
E. Tenant has occupied Premises for at least the Rental Agreement period and completely vacated same.
F. Forwarding address given in person or by certified mail to Landlord and all keys turned over to Landlord.
G. Written notice of the Tenant's intent to vacate the Premises and not renew the Rental Agreement is sent via certified mail to the Landlord a full 30 days prior to vacating the rental Premises.
H. Any property belonging to the Owner including but not limited to pool passes, keys, access keys, gate openers, etc. must be returned.
I. Tenant must provide proof of a final payment of all utilities.
J. Tenant to provide proof of professional extermination for ticks and fleas if pet was allowed on the Premises.

If any of the above conditions are not complied with, a claim will be imposed upon the funds held including but not limited to any pet or other deposits. All deposits refunded will be sent to the Tenant's forwarding address within 15 days of the Tenant vacating the premises and complying with all terms of this agreement unless the Landlord imposes a claim on said security deposit. The refund check will be one check only made payable to the individual whose names appear as signing residents of the lease. No refund checks may be picked up in person.



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